UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
Zentalis Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZENTALIS PHARMACEUTICALS, INC.
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2024

May 29, 2024

Dear Zentalis Stockholder,

The proxy statement for the 2024 Annual Meeting of Stockholders, or the Proxy Statement, of Zentalis Pharmaceuticals, Inc., a Delaware corporation, or the Company, to be held on June 21, 2024, or the Annual Meeting, was filed with the U.S. Securities and Exchange Commission, or the SEC, on April 29, 2024. Since then, there have been developments regarding the Board of Directors, or the Board, of the Company. We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement, or the Supplement. This Supplement should be read in conjunction with the Proxy Statement.

Recent Developments Regarding the Board of Directors

On and effective May 24, 2024, the Board increased its size from six to seven directors and appointed Luke Walker, M.D., as a Class II director. Dr. Walker's initial term is scheduled to expire at the Company's 2025 Annual Meeting of Stockholders, subject to the election and qualification of his successor and his earlier death, resignation or removal. Dr. Walker has also been appointed to serve on the Audit Committee of the Board, or the Audit Committee.

Dr. Walker is entitled to receive compensation for his service as a director in accordance with the Company's Non-Employee Director Compensation Program applicable to all non-employee directors, or the Director Compensation Program, which provides for an annual retainer of $45,000 for his Board service, and additional annual retainer of $10,000 for his service as a member of the Audit Committee.

In accordance with the Director Compensation Program, as a new non-employee director, Dr. Walker was granted restricted stock units, or RSUs, covering 72,481 shares of the Company's common stock on May 24, 2024, which number of shares was determined by dividing (i) $850,000, by (ii) the average closing price per share of the Company's common stock for the thirty (30) calendar days preceding the date of grant. The initial RSU grant vests over three years with one-third of the underlying shares vesting on each of the first, second and third anniversaries of the date of grant.

Also in accordance with the Director Compensation Program, after Dr. Walker has served on the Board for at least six months, Dr. Walker is entitled to receive an annual equity grant on the date of the Company's annual meeting of stockholders of RSUs covering that number of shares of the Company's common stock as is determined by dividing (i) $425,000, by (ii) the average closing price per share of the Company's common stock for the thirty (30) calendar days preceding the grant date. Annual RSU awards granted to non-employee directors vest in full on the first to occur of (i) the first anniversary of the applicable grant date, and (ii) the next occurring annual meeting of the Company's stockholders.

Pursuant to the Director Compensation Program, the initial and annual equity awards granted to Dr. Walker under the Director Compensation Program vest in full upon a change in control and, in each case, are subject to Dr. Walker's continued service through the applicable vesting date.

Dr. Walker has also entered into the Company's standard indemnification agreement for directors and officers.

Dr. Walker does not beneficially own any shares of the Company’s common stock.

The Board determined that Dr. Walker (i) qualifies as “independent” in accordance with the listing requirements of Nasdaq, (ii) is independent for purposes of serving on an audit committee under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Nasdaq listing rules, including those related to audit committee membership, and (iii) meets the requirements for financial literacy under the applicable Nasdaq listing rules.

Impact on Voting at the Annual Meeting

Stockholders do not need to take any action if they have already voted their shares for the Annual Meeting. All of the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Annual Meeting. The form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed.

If you have already voted and wish to change your vote based on any of the information contained in this Supplement or otherwise, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. Important information regarding how to vote your shares of common stock and how to revoke or change a proxy already given is described in the Proxy Statement under the section titled “Questions and Answers About the 2024 Annual Meeting of Stockholders—Can I change or revoke my vote after I submit my proxy?”

Biographical Information of New Class II Director

Luke Walker, M.D., 52, has served as a member of our Board of Directors since May 2024. Dr. Walker has been the Chief Medical Officer of Harpoon Therapeutics, Inc., or Harpoon, an oncology-focused biopharmaceutical company focused on the development of T-cell engagers in oncology, since October 2022. Harpoon was acquired by Merck & Co., Inc., Rahway, NJ (NYSE: MRK) in March 2024. From March 2018 to September 2022, Dr. Walker served as Vice President, Clinical Development for Seagen, Inc. (fka Seattle Genetics, Inc.) (Nasdaq: SGEN), where he initially led the development of TUKYSA (tucatinib) and later, a portfolio of early stage programs. Prior to that, from 2011 to 2018, Dr. Walker held various roles in clinical development at Cascadian Therapeutics Inc. (fka Oncothyreon, Inc.), a biopharmaceutical company that was acquired by Seagen, culminating in his role as Senior Vice President, Clinical Development. Dr. Walker served as a medical oncologist and hematologist at Providence Regional Medical Center, Everett, WA, from 2007 to 2011 and at The Everett Clinic, Center for Cancer Care, from 2005 to 2007. Dr. Walker is a current Diplomate of the American Board of Internal Medicine in Medical Oncology, with prior board certifications in Hematology and Internal Medicine. He completed fellowships in bone marrow and stem cell transplantation, and hematology and medical oncology at Oregon Health Sciences University. Dr. Walker received his M.D. from the University of Oklahoma Health Sciences Center and his B.A. in letters and French from the University of Oklahoma. Dr. Walker also completed the Stanford Graduate School of Business LGBTQ Executive Leadership Program in 2017. We believe Dr. Walker's extensive experience in the biopharmaceutical industry, particularly in oncology, makes him qualified to serve on our Board.

Sincerely,

/s/ Kimberly Blackwell, M.D.
Kimberly Blackwell, M.D.
Chief Executive Officer